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 EXHIBIT 11.1

                       HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                           EARNINGS PER SHARE DISCLOSURE
                 For the nine month period ended September 30, 1999
                               (Dollars in thousands)

                                                 Income       Shares       Share
                                               (Numerator)  (Denominator)  Amount



  Basic Earnings Per Share:
   Net loss                                     $(4,240)        67,663      $(0.06)
  Effect of Dilutive Securities:
   Stock options in the money                         -             -            -               -
  Buyback of shares at average price of $1.65         -             -            -
                                                -------        ------       ------
   Net effect of stock options                        -             -            -
                                                -------        ------       ------
  Diluted Earnings Per Share:
   Net loss                                     $(4,240)       67,663       $(0.06)
                                                =======        ======       ======

All options outstanding at September 30, 1999 were excluded from the calculation of diluted earnings per share as they are anti-dilutive.
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